Exhibit 10.2

SECOND AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of November 6, 2017, is entered into by and among QUANTUM CORPORATION, a Delaware corporation (“Quantum” and together with each Person joined to the Credit Agreement as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), the financial institutions which are now or which hereafter become a party to the Credit Agreement as lenders (collectively, the “Lenders” and each a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for the Lenders (in such capacity, together with its successors and assigns, “Agent”).

RECITALS

A.    Agent, the Lenders and the Borrowers are parties to that certain Revolving Credit and Security Agreement, dated as of October 21, 2016 (as amended hereby and as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), pursuant to which the Lenders have made and may hereafter make certain loans and have provided and may hereafter provide certain financial accommodations to the Borrowers.

B.    The Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein, and Agent and the Lenders have agreed to make such amendments, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions.

(a)Interpretation. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Credit Agreement.

(b)New Definitions. The following defined terms are hereby added to Section 1.2 of the Credit Agreement in their proper alphabetical order:

“Second Amendment” shall mean the Second Amendment to Revolving Credit and Security Agreement, dated as of November 6, 2017, by and among Agent, Lenders and the Loan Parties.

“Second Amendment Effective Date” shall mean November 6, 2017.

“Specified Reporting Triggering Amount” shall mean: (a) for the period from the Closing Date through but excluding the Second Amendment Effective Date, $35,000,000, (b) for the period from the Second Amendment Effective Date through and including December 31, 2018, $20,000,000, and (c) from and after January 1, 2019, $35,000,000 (or such lesser amount as Agent shall determine in its Permitted Discretion).

(c)Amendments to Definitions.

(i)Additional Reporting Liquidity Triggering Event. The definition of “Additional Reporting Liquidity Triggering Event” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Additional Reporting Liquidity Triggering Event’ shall mean Liquidity is less than the Specified Reporting Triggering Amount on any Business Day.”

(ii)Additional Reporting Satisfaction Event. The definition of “Additional Reporting Satisfaction Event” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Additional Reporting Satisfaction Event’ shall mean the earliest date on which all of the following conditions precedent have been satisfied: (a) if the Additional Reporting Triggering Event shall have occurred as a result of the occurrence of an Additional Reporting Liquidity Triggering Event, Liquidity is equal to or greater than the Specified Reporting Triggering Amount for thirty (30) consecutive days; and (b) if the Additional Reporting Triggering Event shall have occurred as a result of the occurrence of an Event of Default, such Event of Default shall have been waived in writing by Agent and all of the Lenders or the Required Lenders, as applicable.”

(iii)Applicable Margin. The definition of “Applicable Margin” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Applicable Margin’ shall mean (a) an amount equal to two percent (2.00%) for (i) Revolving Advances consisting of Domestic Rate Loans and (ii) Swing Loans, and (b) an amount equal to three percent (3.00%) for Revolving Advances consisting of LIBOR Rate Loans.”

(iv)Cash Dominion Liquidity Triggering Event. The definition of “Cash Dominion Liquidity Triggering Event” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Cash Dominion Liquidity Triggering Event’ shall mean Liquidity is less than the following amount on any Business Day: (a) for the period from the Closing Date until the date of satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition, $30,000,000, (b) for the period from the date of the satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition to December 31, 2018, $20,000,000, and (c) from and after January 1, 2019, $30,000,000.”

(v)Cash Dominion Satisfaction Event. The definition of “Cash Dominion Satisfaction Event” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Cash Dominion Satisfaction Event’ shall mean the earliest date on which all of the following conditions precedent have been satisfied: (a) if the Cash Dominion Triggering Event shall have occurred as a result of the occurrence of a Cash Dominion Liquidity Triggering Event, Liquidity is equal to or greater than the following amount for thirty (30) consecutive days: (i) for the period from the Closing Date until the date of satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition, $30,000,000, (ii) for the period from the date of the satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition to December 31, 2018, $20,000,000, and (iii) from and after January 1, 2019, $30,000,000; and (b) if the Cash Dominion Triggering Event

shall have occurred as a result of the occurrence of an Event of Default, such Event of Default shall have been waived in writing by Agent and all of the Lenders or the Required Lenders, as applicable.”

(vi)Convertible Subordinated Debt Payment Conditions. The definition of “Convertible Subordinated Debt Payment Conditions” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Convertible Subordinated Debt Payment Conditions’ shall mean, on any proposed date of repayment, prepayment, repurchase, redemption, retirement or other acquisition of all or any portion of the Convertible Subordinated Debt (in each case after giving pro forma effect to such repayment, prepayment, repurchase, redemption, retirement or other acquisition of such Convertible Subordinated Debt): (a) Liquidity shall be equal to or greater than $20,000,000 on such date, (b) no Event of Default shall exist or shall have occurred and be continuing on such date, (c) the Senior Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, shall be not greater than 5.00 to 1.00 for the four (4) fiscal quarters ending immediately prior to such date, recomputed for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.8 hereof (in each case after giving effect to the Second Amendment), and (d) Quantum and its Subsidiaries, on a consolidated basis, shall be in compliance on a pro forma basis with the financial covenants set forth in Section 6.5(a) and 6.5(c) hereof, recomputed for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.8 hereof (in each case after giving effect to the Second Amendment).”

(vii)	EBITDA.

(A)The definition of “EBITDA” in Section 1.2 of the Credit Agreement is hereby amended by deleting clause (c)(viii) of such definition in its entirety and replacing it with the following:

“(viii)     reasonable transaction costs and expenses (whether or not capitalized through amortization): (x) incurred in connection with this Agreement and the Term Loan Agreement: (A) during the period from the Closing Date through and including the fiscal year ending on or about March 31, 2017 up to an aggregate amount not to exceed $750,000, and (B) in addition to the transaction costs and expenses described in clauses (y) and (z) below, during any fiscal year ending thereafter up to an aggregate amount not to exceed $500,000 in any fiscal year, (y) actually incurred in connection with the Second Amendment and the amendments to the Term Loan Agreement and Intercreditor Agreement executed and delivered in connection with the Second Amendment up to an aggregate amount not to exceed $1,500,000, and (z) actually incurred in connection with the warrants issued to the Term Loan Lenders in connection with the amendment to the Term Loan Agreement executed and delivered in connection with the Second Amendment;”.

(B)The definition of “EBITDA” in Section 1.2 of the Credit Agreement is hereby further amended by deleting clause (c)(xi) of such definition in its entirety and replacing it with the following:

“(xi)    reasonable fees, costs and expenses incurred prior to the Maturity Date in connection with cash restructuring charges up to (a) the amount of such restructuring charges actually incurred through October 31, 2017, and (b) an aggregate amount not to exceed $10,000,000 in any fiscal year (or the remainder of the fiscal year ending on or about March 31, 2018) and not to exceed $15,000,000 during the Term for such restructuring charges incurred after October 31, 2017, in each case, to the extent (x) the realization of the savings to Quantum and its Subsidiaries directly arising from such restructuring charges are reasonably expected by Borrowers to commence within 18 months of any such restructuring charge and (y) Agent has received evidence, in form and substance reasonably satisfactory to Agent, supporting such expectations;”.

(viii)Fixed Charges. The definition of “Fixed Charges” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Fixed Charges’ shall mean, with respect to any Person for any fiscal period, the sum of the following, without duplication (in each case determined in accordance with GAAP): (a) all Debt Payments made by such Person during such period, plus (b) all federal, state, and local income taxes paid in cash during such period (other than the German Tax Obligations in an amount not to exceed the Dollar Equivalent of €1,313,582.12 during the Term), plus (c) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period; plus (d) all rent paid in cash during such period for restructured facilities; provided that, notwithstanding the foregoing, “Fixed Charges” shall not include (x) any prepayments or repayments of the Convertible Subordinated Debt made in accordance with Section 7.18 hereof during such period and (y) the amount of the Incremental Delayed Draw Term Loan repaid on June 30, 2020 in accordance with Section 2.1(b)(ii) of the Term Loan Agreement during such period. Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio of Quantum and its Subsidiaries for any fiscal period ending on December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017: (a) the Fixed Charges of Quantum and its Subsidiaries for the fiscal quarter ending on March 31, 2016 shall be deemed to be $2,023,330; (b) the Fixed Charges of Quantum and its Subsidiaries for the fiscal quarter ending on June 30, 2016 shall be deemed to be $1,972,516; and (c) the Fixed Charges of Quantum and its Subsidiaries for the fiscal quarter ending on September 30, 2016 shall be deemed to be $1,945,712.”

(ix)Maturity Date. The definition of “Maturity Date” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Maturity Date’ shall mean October 21, 2021.”

(x)Minimum PNC Qualified Cash Amount. The definition of “Minimum PNC Qualified Cash Amount” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Minimum PNC Qualified Cash Amount’ shall mean:

(a) $20,000,000, for the period from the Closing Date until the date of satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition,

(b) $12,000,000, for the period from the date of the satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition to the earlier of the date that the quarterly financial statements of Quantum and its Subsidiaries for the fiscal quarter ended June 30, 2018 are due to be delivered to Agent under Section 9.8 hereof or the date that such financial statements are received by Agent (the “Initial PNC Qualified Cash Adjustment Date”), and

(c) from and after the Initial PNC Qualified Cash Adjustment Date and continuing until the date that the quarterly financial statements of Quantum and its Subsidiaries for the next fiscal quarter due to be delivered to Agent under Section 9.8 hereof or the date that such financial statements are received by Agent (each a “Subsequent PNC Qualified Cash Adjustment Date”), and thereafter to be adjusted effective as of each Subsequent PNC Qualified Cash Adjustment Date: either (x) $12,000,000, if EBITDA of Quantum and its Subsidiaries, on a consolidated basis, is equal to or greater than $30,000,000 for the immediately preceding four (4) fiscal quarter period, or (y) $20,000,000, if EBITDA of Quantum and its Subsidiaries, on a consolidated basis, is less than $30,000,000 for the immediately preceding four (4) fiscal quarter period.”

2.Amount of Revolving Advances. Section 2.1 of the Credit Agreement is hereby amended by deleting the word “plus” at the end of clause (a)(y)(iii) of such Section and replacing it with the word “minus”.

3.Financial Covenants. Section 6.5 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“6.5 Financial Covenants.

(a)Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not less than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio
December 31, 2016 and each fiscal quarter ending thereafter through and including the fiscal quarter ending June 30, 2017	1.50 to 1.00
September 30, 2017 and each fiscal quarter ending thereafter through and including the fiscal quarter ending December 31, 2018	1.25 to 1.00
March 31, 2019 and each fiscal quarter ending thereafter	1.00 to 1.00

(b)Senior Net Leverage Ratio. Maintain as of the end of each fiscal quarter, a Senior Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Maximum Senior Net Leverage Ratio
December 31, 2016 and each fiscal quarter ending thereafter through and including the fiscal quarter ending June 30, 2017	2.00 to 1.00
September 30, 2017	3.00 to 1.00
December 31, 2017	4.50 to 1.00
March 31, 2018	3.50 to 1.00
June 30, 2018	3.25 to 1.00
September 30, 2018 and each fiscal quarter ending thereafter	3.00 to 1.00

(c)Total Leverage Ratio. Maintain as of the end of each fiscal quarter, a Total Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarters then ended set forth below:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
December 31, 2016 and March 31, 2017	5.25 to 1.00
June 30, 2017	5.00 to 1.00
September 30, 2017	6.00 to 1.00
December 31, 2017	5.50 to 1.00
March 31, 2018	4.25 to 1.00
June 30, 2018	4.00 to 1.00
September 30, 2018 and each fiscal quarter ending thereafter through and including the fiscal quarter ending December 31, 2019	3.75 to 1.00
March 31, 2020 and each fiscal quarter ending thereafter	3.50 to 1.00

(d)Minimum PNC Qualified Cash. Maintain at all times PNC Qualified Cash in an amount of not less than the Minimum PNC Qualified Cash Amount.”

4.Prepayment of Term Loan Indebtedness.

(a)Section 7.17 of the Credit Agreement is hereby amended by deleting the reference to “March 31, 2018” in clause (b) of such Section and replacing it with “March 31, 2019”.

(b)Section 7.17 of the Credit Agreement is hereby amended by deleting the reference to “Prepayment Conditions” in the proviso to clause (e) of such Section and replacing it with “Payment Conditions”.

5.Convertible Subordinated Debt. Section 7.18 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“7.18 Convertible Subordinated Debt. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Convertible Subordinated Debt, except that, (a) prior to the Second Amendment Effective Date, Quantum may repay, prepay, repurchase, redeem, retire or otherwise acquire up to $13,000,000 of the Convertible Subordinated Debt, and (b) on or prior to the Convertible Subordinated Debt Maturity Date, Quantum shall satisfy the Specified Convertible Subordinated Debt Condition, provided that, in connection with any repayment, prepayment, repurchase, redemption, retirement or other acquisition of the Convertible Subordinated Debt (other than the repayment, prepayment, repurchase, redemption, retirement or other acquisition permitted pursuant to clause (a) above): (1) on the date of any such repayment, prepayment, repurchase, redemption, retirement or other acquisition and immediately after giving effect thereto, each of the Convertible Subordinated Debt Payment Conditions shall have been satisfied, and (2) on or before the date of any such repayment, prepayment, repurchase, redemption, retirement or other acquisition, Borrowing Agent shall have delivered to Agent, in form and substance satisfactory to Agent, a Compliance Certificate demonstrating by reasonably detailed calculations (including without limitation a calculation of EBITDA) that, upon giving effect to any repayment, prepayment, repurchase, redemption, retirement or other acquisition, Quantum and its Subsidiaries were and will be in compliance with the Convertible Subordinated Debt Payment Conditions.”

6.Schedules. Section 9.2 of the Credit Agreement is hereby amended by deleting clause (a) of such Section in its entirety and replacing it with the following:

“(a) on or before the twentieth (20th) day of each month as of and for the prior month or, if requested by Agent in its Permitted Discretion at any time during an Additional Reporting Period, on or before Wednesday of each week, (i) a sales/collections report and roll-forward for the prior month or week, as applicable, and (ii) a report summarizing all Qualified Cash and PNC Other Cash,”.

7.Post-Closing Covenant - Lien Waiver Agreement. Notwithstanding anything to the contrary set forth in clause (i) of the definition of “Eligible Inventory” or Sections 6.14 or 8.1(o) of the Credit Agreement, on or before November 30, 2017, Borrowers shall deliver to Agent, in form and substance satisfactory to Agent, a Lien Waiver Agreement with respect to the Real Property leased by Quantum located at 8560 Upland Drive, Englewood, Colorado 80112; provided that, if the Borrowers fail to comply with the covenant set forth in this Section on or before such date, Agent may in its Permitted Discretion establish a reserve against the Formula Amount with respect to such location in such amount as Agent shall deem appropriate in its Permitted Discretion.

8.Amendment Fee. In consideration of the agreements set forth herein, Borrowers hereby agree to pay to Agent, for the benefit of Lenders, an amendment fee in the amount of $200,000, which fee is non-refundable when paid and is fully-earned as of the Second Amendment Effective Date and due and payable on November 8, 2017.

9.Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a)Agent shall have received this Amendment, duly authorized, executed and delivered by each Loan Party;

(b)Agent shall have received, in form and substance satisfactory to Agent, an amendment to the Intercreditor Agreement, duly authorized, executed and delivered by Term Loan Agent;

(c)Agent shall have received, in form and substance satisfactory to Agent, that certain Second Amendment to Term Loan Credit and Security Agreement, dated as of the Second Amendment Effective Date, among Term Loan Agent, the Term Loan Lenders party thereto and the Loan Parties, duly authorized, executed and delivered by the parties thereto, providing for, among other things, an increase in the Term Loan Indebtedness by an amount not to exceed $20,000,000;

(d)Agent shall have received, in form and substance satisfactory to Agent, a letter agreement among Agent, Term Loan Agent and Borrowing Agent pursuant to which, among other things, Borrowing Agent shall direct Agent and Term Loan Agent to disburse Revolving Advances and the proceeds of the Original Delayed Draw Term Loan and Incremental Delayed Draw Term Loan to, among others, the holders of the Convertible Subordinated Debt for purposes of the Payment in Full of the Convertible Subordinated Debt;

(e)Agent shall have received payment from Borrowers of all fees, charges and disbursements of Agent and its counsel required to be paid pursuant to the Credit Agreement in connection with the preparation, execution and delivery of this Amendment; and

(f)on the date of this Amendment and after giving effect to the provisions of this Amendment and the transactions contemplated hereby, no Default or Event of Default shall exist or have occurred and be continuing.

10.Representations and Warranties. In addition to the continuing representations and warranties heretofore or hereafter made by the Loan Parties to Agent and Lenders pursuant to the Credit Agreement and the Other Documents, each Loan Party hereby represents and warrants to Agent and each Lender as follows:

(a)each Loan Party has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder;

(b)this Amendment has been duly executed and delivered by each Loan Party;

(c)this Amendment constitutes the legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally;

(d)the execution, delivery and performance of this Amendment (i) are within each Loan Party’s corporate powers, as applicable, (ii) have been duly authorized by all necessary corporate action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Term Loan Documents, (iv) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (v) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (x) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, (y) any immaterial Consents of any Governmental Body, or (z) those Consents set forth on Schedule 5.1 to the Credit Agreement, all of which will have been duly obtained, made or complied with prior to the date hereof and which are in full force and effect on the date hereof, and (vi) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation the Term Loan Documents;

(e)each Loan Party is duly formed or incorporated, as applicable, and in good standing under the laws of the state of its incorporation or formation, as applicable, and is good standing in such state and is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect;

(f)each of the representations and warranties made by any Loan Party in the Credit Agreement and the Other Documents, each as amended hereby, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as if made on the date of this Amendment and after giving effect to this Amendment and the transactions contemplated hereby, except to the extent that any such representation or warranty is made as of an earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof)) as of such earlier or specified date; and

(g)after giving effect to the transactions contemplated by this Amendment, on the date of this Amendment, no Default or Event of Default exists or has occurred and is continuing.

11.Reaffirmation. Each Loan Party hereby ratifies and reaffirms (a) all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the Other Documents to which it is a party, and (b) its grant to Agent of a security interest in the Collateral under the Credit Agreement and each of the Other Documents to which it is a party.

12.Governing Law. This Amendment and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

13.Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Credit Agreement or any of the Other Documents are intended or implied, and in all other respects, the Credit Agreement and each of the Other Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date of this Amendment. To the extent that any provision of the Credit Agreement or any of the Other Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

14.Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

15.Further Assurances. The Loan Parties shall execute and deliver such further documents and take such further action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

16.Counterparts; Electronic Signature. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a .pdf image) shall be deemed to be an original signature hereto.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:	QUANTUM CORPORATION By:________________________ Name: Title:

AGENT AND LENDERS:	PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender By:________________________ Name: Title: